UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 21, 2013

OM GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12515	52-1736882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

127 Public Square 1500 Key Tower Cleveland, Ohio		44114-1221
(Address of principal executive offices)		(Zip code)

(216) 781-0083

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filling is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d.2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e.4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 21, 2013, OM Group, Inc. (“OM Group”) and certain of its affiliates, entered into a definitive Asset and Stock Purchase Agreement (the “Purchase Agreement”) with Freeport-McMoRan Corporation and Koboltti Chemical Holdings Limited to divest the cobalt-based business of its Advanced Materials segment for an aggregate purchase price of approximately $325 million in cash at closing, plus a potential earn-out payment over three years of up to $110 million in cash.

The closing purchase price is subject to a customary working capital adjustment. The Purchase Agreement provides for customary representations, warranties, covenants and agreements, including, among others, that each party will use reasonable best efforts to complete the transactions expeditiously.

The closing of the transaction is expected to occur before the end of April 2013 subject to the expiration or termination of any waiting period under certain antitrust filings and the satisfaction or waiver of other customary closing conditions.

Item 8.01. Other Events.

On January 21, 2013, OM Group issued a press release announcing the signing of the Purchase Agreement. A copy of this press release is attached to this Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release of OM Group, Inc., dated January 21, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OM Group, Inc.

By:	/s/ Valerie Gentile Sachs

Valerie Gentile Sachs
Vice President, General Counsel and Secretary

Date: January 21, 2013

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release of OM Group, Inc., dated January 21, 2013.